AEI INCOME & GROWTH FUND 24

                    LIMITED LIABILITY COMPANY


             50,000 Limited Liability Company Units
                        ($1,000 Per Unit)



                        SUPPLEMENT NO. 3

                       DATED JUNE 3, 2002







This Supplement is distributed only with the Prospectus dated May
18, 2001 and must be read in conjunction therewith.









                      AEI SECURITIES, INC.
                1300 Minnesota World Trade Center
                       30 East 7th Street
                    St. Paul, Minnesota 55101
                         (651) 227-7333
                         (800) 328-3519
                       FAX (651) 227-7705


          The date of this Supplement is June 3, 2002

                         THIS SUPPLEMENT


        We are distributing this supplement to update information that is contained in the prospectus dated May 18, 2001 of AEI Income & Growth Fund 24 LLC. We are distributing this supplement only with the prospectus, which provides detailed information related to AEI Fund 24. In particular, this supplement provides more information on the following topics:

     Current Status--Release From Escrow               3
     Property                                          3
     Selected Financial Data                           5
     Management's Discussion and Analysis              5
     Financial Statements of the LLC at December 31,
      2001 and 2000 and for the Periods Then  Ended   10
     Financial Statements of the LLC at March 31,
      2002  and 2001 and for the Periods Then  Ended  24
     Balance Sheet of the Managing Member at
      December 31, 2001 and 2000                      31


       If you have received this supplement, you should also have received a copy of the prospectus. You should carefully review the prospectus for a detailed description of an investment in AEI Fund 24, including information relating to our management, our investment objectives and the risks of the investment.

       We encourage you to read the "Risks" described on Pages 6 to 14 of the prospectus. We believe the most significant risks include the following:

    You will not  be able to evaluate our properties before they are acquired;
    You will  be required to rely on our managers for all facets of our operations, including selection, operation and sale of our properties;
    As an  investor,  you  will have the right to vote only on a limited number of matters;
    We will make substantial payments to our managers regardless of whether we are profitable;
    Because  there  will  be  no  market  for   the   units  and
     restrictions will be placed on their transfer you may be unable to resell the units except at a substantial discount from your purchase price;
    Our  managers  will  operate  under a number of conflicts of interest;
    We  are  not a mutual fund or investment company and are not regulated under the federal Investment Company Act.
                                -2-

                         CURRENT STATUS

Release from Escrow

        The prospectus indicated that AEI Fund 24 would not be formed and capitalized, and all subscription funds would be held in escrow, until we had received subscriptions for 1,500 units. We obtained subscriptions for the 1,500 units required for release of escrow proceeds and the escrow proceeds were released on October 31, 2001. Since that time, we have commenced the normal operation of investigating the acquisition of properties and have, through the date of this supplement, acquired two properties and entered into purchase agreements to acquire two additional properties. See "Property." Pending investment in properties, subscription proceeds have been invested in short-term money market accounts. See "Management's Discussion and Analysis."

        At  March  31,  2002, we had accepted  subscriptions  for
6,911.523  units  for  aggregate  proceeds  of  $6,911,523.   Our
managers have determined to extend the offering of units to the earlier of the sale of all units or May 17, 2003.


                            PROPERTY

        Children's World - Round Lake Beach, Illinois. On November 1, 2001, we purchased a Children's World daycare center in Round Lake Beach, Illinois for $1,748,149. The property was purchased from AEI Fund Management XVII, Inc. (AFM), an affiliate of our managers. AFM purchased the property from ARAMARK Educational Resources, Inc. (AER), an unrelated third party, on March 30, 2001. The price we paid was equal to the price paid by AFM plus the expenses incurred to transfer ownership of the property to us. During the period the property was owned by AFM, the property generated net income of $21,525, which was also paid to us. There was no other benefit arising out of the transaction to our managers or their affiliates apart from compensation otherwise permitted by our operating agreement.

       The property is leased to AER under a lease agreement with a primary term of fifteen years, which may be renewed for up to three consecutive terms of five years. The lease requires annual base rent of $166,535, which will increase every five years by the lesser of ten percent or two times the increase in the CPI Index for the five-year period.

       The daycare center was constructed in December 2000 and is an 8,950 square foot facility on approximately 1.58 acres that is licensed to provide childcare for up to 153 children. The daycare center is located on the northwest corner of North Route 83 and Brighton Lane in Round Lake Beach, Illinois, which is northwest of Chicago. North Route 83 is a heavily traveled arterial roadway in this area. Single-family projects are common throughout the area. The population of Round Lake is 35,305, with an average household income of over $73,000.

        AER is the second largest provider of quality infant, toddler, preschool, pre-kindergarten, private kindergarten and school-age learning programs in the United States. Headquartered in Golden, Colorado, the company has been operating early childhood and elementary educational programs since 1969 and currently serves more than 100,000 children at more than 1,000 locations in 27 states. AER's estimated net worth is $230 million. AER is a subsidiary of ARAMARK Corporation, which trades on the New York Stock Exchange under the symbol RMK.

        Champps Americana - Houston, Texas. On April 8, 2002, we purchased a parcel of land in Houston, Texas for $1,211,500 from an unrelated third party. The land is leased to Champps Entertainment of Texas, Inc. (Champps) under a lease agreement with a primary term of twenty years, which may be renewed for up to three consecutive terms of five years. The lease requires annual base rent of $121,150, which will increase every three years by the lesser of 7.35% or the increase in the CPI Index for the three-year period. Simultaneously with the purchase of land, we entered into a Development Financing Agreement under which we will advance funds to Champps for the construction of a Champps Americana restaurant on the site. We are charging interest on the advances at a rate of 10%. The total purchase price, including the cost of the land, will be approximately $3,500,000. After the construction is complete, the Lease Agreement will be amended to require annual base rent of approximately $350,000.
                                -3-

        The restaurant will be approximately 10,600 square feet, with seating capacity for 356, on approximately 1.54 acres. The site is located at 11681 Westheimer Road, which is the main east-west (non-highway) arterial in Houston, and is surrounded by upper income housing, apartments and office buildings. The population within a five-mile radius is approximately 313,000, with an average household income of over $83,000.

        Champps is a subsidiary of Champps Entertainment, Inc., which has guaranteed the lease. Champps Entertainment, Inc. currently owns and operates 33 and franchises 13 Champps
Americana restaurants in 19 states. Champps competes in the upscale casual dining segment and offers a menu consisting of freshly prepared food in a sports environment. Champps Entertainment, Inc. is traded on the NASDAQ Stock Exchange under the symbol CMPP.

        Children's World- Tinley Park, Illinois. On May 22, 2002, we purchased a Children's World daycare center in Tinley Park, Illinois from AER. The purchase price was approximately $1,907,000. The property is leased to AER under a lease agreement with a primary term of fifteen years, which may be renewed for up to three consecutive terms of five years. The lease requires annual base rent of approximately $180,000, which will increase every five years by the lesser of ten percent or two times the increase in the CPI Index for the five-year period.

        The daycare center was constructed in January 2002 and is a 9,036 square foot facility on approximately 1.15 acres that is licensed to provide childcare for up to 157 children. The address is 9460 West 179th Street, Tinley Park, Illinois, which is southwest of Chicago. The daycare center is located off LaGrange Road, a heavily traveled road, which connects with Interstate 80 two blocks away. The area consists of single-family homes and townhouses with a significant amount of commercial and industrial growth taking place along Interstate
80. The population within a five-mile radius is approximately 179,000, with an average household income of over $84,000.


        Texas Roadhouse - Kenosha, Wisconsin. In April 2002, we entered into an agreement to purchase a Texas Roadhouse restaurant in Kenosha, Wisconsin. The purchase price will be approximately $1,960,000. The property will be leased back to the seller, Texas Roadhouse Holdings LLC (TRH), under a lease agreement with a primary term of fifteen years, which may be renewed for up to two consecutive terms of five years. The lease requires annual base rent of approximately $200,000, which will increase every five years by ten percent.

        The restaurant was constructed in March 2002 and is 6,798 square feet, with seating capacity for 187, on approximately 2.27 acres. The restaurant is located at 7121 118th Street, which is northeast of the Interstate 94 interchange and State Highway 50. The population within a five-mile radius is approximately 38,000, with an average household income of over $78,000.

        Texas Roadhouse is a casual theme restaurant, which features hand cut steaks, award-winning ribs, fresh baked bread and made from scratch side items. There are over 125 company-owned, licensed or franchised locations in 28 states. TRH is a privately held company.

                     SELECTED FINANCIAL DATA


        The following selected financial data for AEI Fund 24 for the three months ended March 31, 2002 and the year ended December 31, 2001 has been derived from, and should be read in conjunction with, the Financial Statements included elsewhere in this supplement:

                                  For the
                             Three Months Ended     For the Year Ended
                                March 31, 2002       December 31,2001

INCOME                           $   51,157           $   50,013
                                  ==========           ==========

NET INCOME (LOSS)                $   (2,692)          $   19,040
                                  ==========           ==========

TOTAL ASSETS                     $6,007,986           $3,098,043
                                  ==========           ==========

NET INCOME (LOSS) PER LLC UNIT   $     (.54)          $     8.53
                                  ==========           ==========

WEIGHTED AVERAGE
UNITS OUTSTANDING                     4,960                2,165
                                  ==========           ==========



              MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following Management's Discussion and Analysis discusses our financial position at March 31, 2002 and results of operation for the three months ended March 31, 2002 and for the year ended December 31, 2001. You should read this information in conjunction with our financial statements contained in this supplement and in the prospectus. You should also read this section in the context of the descriptions in the prospectus of our planned operations, particularly the sections of the prospectus describing the offering, the period over which and the policy employed in purchasing properties, and the application of proceeds contained in the sections of the prospectus captioned "Estimated Use of Proceeds," "Investment Objectives and Policies," and "Compensation to Managers and Affiliates."

        The Management's Discussion and Analysis contains various "forward looking statements" within the meaning of federal securities laws which represent management's expectations or beliefs concerning future events, including statements regarding anticipated application of cash, expected returns from rental income, growth in revenue, taxation levels, the sufficiency of cash to meet operating expenses, rates of distribution, and other matters. These, and other forward looking statements made by our managers, must be evaluated in the context of a number of factors that may affect our financial condition and results of operations, including the following:

    Market and economic conditions which affect the value of the properties we own and the cash from rental income such properties generate;

    the federal income tax consequences of rental income, deductions, gain on sales and other items and the affects of these consequences for members;

    resolution by our managers of conflicts with which they may be confronted;

    the success of our managers of locating properties with favorable risk return characteristics;

    the effect of tenant defaults; and

    the condition of the industries in which the tenants of properties owned by AEI Fund 24 operate.


Critical Accounting Policies

        The preparation of our financial statements requires our management to make estimates and assumptions that may affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Our management evaluates these estimates on an ongoing basis, including those related to the carrying value of real estate and the allocation of expenses by our managers at AEI Fund Management, Inc., to AEI Fund 24 as opposed to other funds they manage.

        We purchase properties and record them in our financial statements at the lower of cost or estimated realizable value. We initially record the properties at cost (including capitalized acquisition expenses). We are required to periodically evaluate the carrying value of properties to determine whether their realizable value has declined. For properties we will hold and operate, we determine whether impairment has occurred by comparing the property's probability-weighted cash flows to its current carrying value. For properties held for sale, we determine whether impairment has occurred by comparing the property's estimated fair value less cost to sell to its current carrying value. If the carrying value is greater than the realizable value, an impairment loss is recorded to reduce the carrying value of the property to its realizable value. A change in these assumptions or analysis could cause material changes in the carrying value of our properties.

        Our managers allocate expenses to each of the funds they manage primarily on the basis of the number of hours devoted by their employees to each fund's affairs. They also allocate some expenses at the end of each month that are not directly related to a fund's operations based upon the number of investors in the fund and the fund's capitalization relative to other funds they manage. We reimburse these expenses subject to detailed limitations contained in our operating agreement.

Results of Operations

        We were organized on December 7, 2000. From this date until initial subscription proceeds of $1,922,964 were released from escrow on October 31, 2001, we had received only $1,000 of capital from our managers, had not conducted any business operations other than those related to the offering and sale of units and had not admitted any investors as limited members. On November 1, 2001, we acquired our first property, a Children's World daycare center in Round Lake Beach, Illinois, for $1,748,149 from an affiliate. The price we paid was equal to the price paid by the affiliate plus the expenses incurred to transfer ownership of the property to us. There was no other benefit arising out of the transaction to our managers or their affiliates apart from compensation otherwise permitted by our operating agreement.

       For the year ended December 31, 2001, we recognized rental income of $27,756, representing two months rental income on this property, and investment income of $732 from subscription proceeds temporarily invested in a money market account. We also received $21,525 representing the net income earned during the period the affiliate temporarily held the Children's World property. This amount was transferred to us in accordance with our operating agreement.

        For the three months ended March 31, 2002, we recognized rental income of $41,634, representing three months rental income on this property, and investment income of $9,523 from subscription proceeds temporarily invested in a money market account.

        During the year ended December 31, 2001 and the three months ended March 31, 2002, we incurred LLC administration expenses payable to an affiliate of our managers of $21,365 and $37,102, respectively. These administration expenses included initial start-up costs and expenses associated with the management of the properties, processing distributions, reporting requirements and correspondence to the limited members. During the year ended December 31, 2001 and the three months ended March 31, 2002, we incurred LLC administration and property management expenses from unrelated parties of $722 and $3,418, respectively. These expenses represented direct payments to third parties for legal and filing fees, direct administrative costs, outside audit and accounting costs, taxes, insurance, and other property costs.

        Inflation has had a minimal effect on income from operations. Our leases may contain provisions to increase rent based on the increase in the Consumer Price Index over a specified period. In addition, some of our leases may contain rent clauses which entitle us to receive additional rent in future years if gross receipts for the property exceed certain specified amounts. Increases in sales volumes of the tenants, due to inflation and real sales growth, may result in an increase in rental income over the term of the leases. Inflation also may cause the real estate to appreciate in value. However, inflation and changing prices may have an adverse impact on the operating margins of the properties' tenants, which could impair their ability to pay rent and subsequently reduce the Net Cash Flow available for distributions.

Liquidity and Capital Resources

        Our primary sources of cash are proceeds from the sale of units, investment income, rental income and proceeds from the sale of property. Our primary uses of cash are investment in real properties, the payment of distributions, the payment of expenses involved in the sale of units, the management of properties, and the organization and administration of AEI Fund 24.
                                -7-

        We generated $112,098 of cash from operations during the year ended December 31, 2001, including $19,040 of net income, a non-cash expense of $8,886 for depreciation and an $84,172 increase in the payable to our managers for management expenses. We generated $58,121 of cash from operations during the three months ended March 31, 2002, representing a loss of $2,692 offset by a non-cash expense of $13,329 for depreciation and a $47,484 increase in the payable to our managers.

        During 2001, we used $1,748,149 of cash to purchase the Children's World in Round Lake Beach, Illinois. We did not use any cash in investing activities during the three months ended
March 31, 2002.

        We commenced the offering of LLC units to the public through a registration statement that became effective May 18, 2001 and will continue until May 17, 2003, unless all 50,000 LLC units are sold before then. Through March 31, 2002, we raised a total of $6,911,523 from the sale of 6,911.523 units. From subscription proceeds, we paid organization and syndication costs (which constitute a reduction of capital) of $1,036,728.

        After we acquire all our properties, our primary use of cash flow is distribution and redemption payments to members. We declare our regular quarterly distributions before the end of each quarter and pay the distribution in the first ten days after the end of each quarter. For the year ended December 31, 2001 and the three months ended March 31, 2002, we declared distributions of $15,813 and $54,335, respectively, which were distributed 97% to limited members and 3% to our managers.

        Beginning  in  2004, we may acquire  units  from  limited
members who have tendered their units. Such units may be acquired at a discount. We will not be obligated to purchase in any year any number of units that, when aggregated with all other transfers of units that have occurred since the beginning of the same calendar year, excluding certain transfers, would exceed 2% of the total number of units outstanding on January 1 of such year. In no event shall we be obligated to purchase units if, in the sole discretion of our managers, such purchase would impair our capital or operations.

        Our operating agreement requires that all proceeds from the sale of units, subject to a reasonable reserve for ongoing operations, be invested or committed to investment in properties by the later of two years after the date the offering of units commences or six months after the offering terminates. Although we had no formal contractual commitments to expend capital at March 31, 2002, we entered into several commitments after this date.

        On April 8, 2002, we purchased a parcel of land in Houston, Texas for $1,211,500. The land is leased to Champps Entertainment of Texas, Inc. (Champps) under a Lease Agreement with a primary term of 20 years and annual rental payments of $121,150. Simultaneously with the purchase of land, we entered into a Development Financing Agreement under which we will advance funds to Champps for the construction of a Champps Americana restaurant on the site. We are charging interest on the advances at a rate of 10%. The total purchase price, including the cost of the land, will be approximately $3,500,000. After the construction is complete, the Lease Agreement will be amended to require annual rental payments of approximately $350,000.

        On May 22, 2002, we purchased a Children's World daycare center in Tinley Park, Illinois. The purchase price was approximately $1,907,000. The property is leased to ARAMARK
Educational Resources, Inc. under a Lease Agreement with a primary term of 15 years and annual rental payments of approximately $180,000.

        In April 2002, we entered into an agreement to purchase a Texas Roadhouse restaurant in Kenosha, Wisconsin. The purchase price will be approximately $1,960,000. The property will be leased to Texas Roadhouse Holdings LLC under a Lease Agreement with a primary term of 15 years and annual rental payments of approximately $200,000.


        These commitments to acquire properties exceeded funds available from subscription proceeds at March 31, 2002. We anticipate future subscription proceeds will be adequate to fund the final acquisition of these commitments. If future subscription proceeds are insufficient, we would be forced to seek alternative sources of funds, such as a joint venture with an affiliated entity.

        Until capital is invested in properties, we will remain extremely liquid. After we acquire all our properties, we will attempt to maintain a cash reserve of only approximately 1% of subscription proceeds. Because properties are purchased for cash and leased under triple-net leases, this is considered adequate to satisfy most contingencies.

                 REPORT OF INDEPENDENT AUDITORS





To the Members:
AEI Income & Growth Fund 24 LLC
St. Paul, Minnesota





     We have audited the accompanying balance sheet of AEI Income & Growth Fund 24 LLC (a Delaware limited liability company) as of December 31, 2001 and 2000 and the related statements of income, cash flows and changes in members' equity for the year ended December 31, 2001 and for the period from inception (December 7, 2000) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We  conducted  our  audits  in  accordance  with  auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AEI Income & Growth Fund 24 LLC as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the year ended December 31, 2001 and for the period from inception (December 7, 2000) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.








Minneapolis, Minnesota      /s/BOULAY, HEUTMAKER,ZIBELL & CO. P.L.L.P.
January 23, 2002               Boulay, Heutmaker,  Zibell & Co. P.L.L.P.
                                  Certified Public Accountants

                 AEI INCOME & GROWTH FUND 24 LLC

                          BALANCE SHEET

                           DECEMBER 31

                             ASSETS

                                                 2001          2000

CURRENT ASSETS:
  Cash and Cash Equivalents                  $1,358,780      $    1,000

INVESTMENTS IN REAL ESTATE:
  Land                                          415,230               0
  Building and Equipment                      1,332,919               0
  Accumulated Depreciation                       (8,886)              0
                                              -----------     -----------
      Net Investments in Real Estate          1,739,263               0
                                              -----------     -----------
          Total Assets                       $3,098,043      $    1,000
                                              ===========     ===========



                    LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
  Payable to AEI Fund Management, Inc.       $   84,172      $        0
  Distributions Payable                          15,813               0
                                              -----------     -----------
      Total Current Liabilities                  99,985               0
                                              -----------     -----------
MEMBERS' EQUITY:
  Managing Members' Equity                        1,037           1,000
  Limited Members' Equity, $1,000 Unit Value;
   50,000 Units authorized; 3,522 Units
   issued and outstanding in 2001             2,997,021               0
                                              -----------     -----------
    Total Members' Equity                     2,998,058           1,000
                                              -----------     -----------
     Total Liabilities and Members Equity    $3,098,043      $    1,000
                                              ===========     ===========


 The accompanying Notes to Financial Statements are an integral part of this statement.


                                -11-

                 AEI INCOME & GROWTH FUND 24 LLC

                       STATEMENT OF INCOME

        FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE
  PERIOD FROM INCEPTION (DECEMBER 7, 2000) TO DECEMBER 31, 2000



                                              2001          2000

INCOME:
   Rent                                    $ 27,756      $      0
   Investment Income                            732             0
   Miscellaneous Income                      21,525             0
                                            --------      --------
        Total Income                         50,013             0
                                            --------      --------

EXPENSES:
   LLC Administration - Affiliates           21,365             0
   LLC Administration and Property
      Management - Unrelated Parties            722             0
       Depreciation                           8,886             0
                                            --------      --------
        Total Expenses                       30,973             0
                                            --------      --------

NET INCOME                                 $ 19,040      $      0
                                            ========      ========

NET INCOME ALLOCATED:
   Managing Members                        $    571      $      0
   Limited Members                           18,469             0
                                            --------      --------
                                           $ 19,040      $      0
                                            ========      ========

NET INCOME PER LLC UNIT
 (2,165 weighted average Units
 outstanding in 2001)                      $   8.53      $      0
                                           =========      ========


 The accompanying Notes to Financial Statements are an integral part of this statement.

                                -12-

                 AEI INCOME & GROWTH FUND 24 LLC

                     STATEMENT OF CASH FLOWS

        FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE
  PERIOD FROM INCEPTION (DECEMBER 7, 2000) TO DECEMBER 31, 2000


                                                 2001          2000

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net  Income                              $    19,040   $         0

   Adjustments To Reconcile Net Income
   To Net Cash Provided By Operating Activities:
     Depreciation                                 8,886             0
     Increase in Payable to
        AEI Fund Management, Inc.                84,172             0
                                             -----------   -----------
             Total Adjustments                   93,058             0
                                             -----------   -----------
        Net Cash Provided By
        Operating Activities                    112,098             0
                                             -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Investments in Real Estate             (1,748,149)            0
                                             -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital Contributions from Managing Members         0         1,000
  Capital Contributions from Limited Members  3,522,154             0
  Organization and Syndication Costs           (528,323)            0
  Increase in Distributions Payable              15,813             0
  Distributions to Members                      (15,813)            0
                                             -----------   -----------
        Net Cash Provided By
        Financing Activities                  2,993,831         1,000
                                             -----------   -----------
NET INCREASE IN CASH
   AND CASH EQUIVALENTS                       1,357,780         1,000

CASH AND CASH EQUIVALENTS, beginning of period    1,000             0
                                             -----------   -----------
CASH AND CASH EQUIVALENTS, end of period    $ 1,358,780   $     1,000
                                             ===========   ===========


 The accompanying Notes to Financial Statements are an integral part of this statement.

                                -13-

                 AEI INCOME & GROWTH FUND 24 LLC

             STATEMENT OF CHANGES IN MEMBERS' EQUITY

        FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE
  PERIOD FROM INCEPTION (DECEMBER 7, 2000) TO DECEMBER 31, 2000


                                                                Limited
                                                                 Member
                             Managing   Limited                  Units
                             Members    Members    Total       Outstanding


BALANCE, December 7, 2000   $     0   $        0   $        0           0

  Capital Contributions       1,000            0        1,000
                             -------   ----------   ----------  ----------
BALANCE, December 31, 2000    1,000            0        1,000           0

  Capital Contributions           0    3,522,154    3,522,154    3,522.15

  Organization and
   Syndication Costs            (60)    (528,263)    (528,323)

  Distributions                (474)     (15,339)     (15,813)

  Net Income                    571       18,469       19,040
                             -------   ----------   ----------  ----------
BALANCE, December 31, 2001  $ 1,037   $2,997,021   $2,998,058    3,522.15
                             =======   ==========   ==========  ==========


 The accompanying Notes to Financial Statements are an integral part of this statement.

                                -14-


                 AEI INCOME & GROWTH FUND 24 LLC

                  NOTES TO FINANCIAL STATEMENTS

                   DECEMBER 31, 2001 AND 2000

(1)  Organization -

     AEI Income & Growth Fund 24 LLC (the Company), a Limited Liability Company, was formed on December 7, 2000 to acquire and lease commercial properties to operating tenants. The Company's operations are managed by AEI Fund Management XXI, Inc. (AFM), the Managing Member. Robert P. Johnson, the President and sole shareholder of AFM, serves as the Special Managing Member and an affiliate of AFM, AEI Fund Management, Inc. (AEI), performs the administrative and operating functions for the Company.

     The terms of the offering call for a subscription price of $1,000 per LLC Unit, payable on acceptance of the offer. Under the terms of the Operating Agreement, 50,000 LLC Units are available for subscription which, if fully subscribed, will result in contributed Limited Members' capital of $50,000,000. The Company commenced operations on October 31, 2001 when minimum subscriptions of 1,500 LLC Units ($1,500,000) were accepted. At December 31, 2001, 3,522.154
     Units ($3,522,154) were subscribed and accepted by the Company. The Managing Members have contributed capital of $1,000. The Company shall continue until December 31, 2051, unless dissolved, terminated and liquidated prior to that date.

     During operations, any Net Cash Flow, as defined, which the Managing Members determine to distribute will be distributed 97% to the Limited Members and 3% to the Managing Members. Distributions to Limited Members will be made pro rata by Units.

     Any Net Proceeds of Sale, as defined, from the sale or financing of properties which the Managing Members determine to distribute will, after provisions for debts and reserves, be paid in the following manner: (i) first, 99% to the Limited Members and 1% to the Managing Members until the Limited Members receive an amount equal to: (a) their Adjusted Capital Contribution plus (b) an amount equal to 7% of their Adjusted Capital Contribution per annum, cumulative but not compounded, to the extent not previously distributed from Net Cash Flow; (ii) any remaining balance will be distributed 90% to the Limited Members and 10% to the Managing Members. Distributions to the Limited Members will be made pro rata by Units.

     For tax purposes, profits from operations, other than profits attributable to the sale, exchange, financing, refinancing or other disposition of the Company's property, will be allocated 97% to the Limited Members and 3% to the Managing Members. Net losses from operations will be allocated 99% to the Limited Members and 1% to the Managing Members.
                                -15-

                 AEI INCOME & GROWTH FUND 24 LLC

                  NOTES TO FINANCIAL STATEMENTS

                   DECEMBER 31, 2001 AND 2000

(1)  Organization - (Continued)

     For tax purposes, profits arising from the sale, financing, or other disposition of property will be allocated in accordance with the Operating Agreement as follows: (i) first, to those Members with deficit balances in their capital accounts in an amount equal to the sum of such deficit balances; (ii) second, 99% to the Limited Members and 1% to the Managing Members until the aggregate balance in the Limited Members' capital accounts equals the sum of the Limited Members' Adjusted Capital Contributions plus an amount equal to 7% of their Adjusted Capital Contributions per annum, cumulative but not compounded, to the extent not previously allocated; (iii) third, the balance of any remaining gain will then be allocated 90% to the Limited Members and 10% to the Managing Members. Losses will be allocated 99% to the Limited Members and 1% to the Managing Members.

     The Managing Members are not required to currently fund a deficit capital balance. Upon liquidation of the Company or withdrawal by a Managing Member, the Managing Members will contribute to the Company an amount equal to the lesser of the deficit balances in their capital accounts or 1.01% of the total capital contributions of the Limited Members over the amount previously contributed by the Managing Members.

(2)  Summary of Significant Accounting Policies -

     Financial Statement Presentation

      The accounts of the Company are maintained on the accrual basis of accounting for both federal income tax purposes and financial reporting purposes.

     Accounting Estimates

      Management  uses  estimates and  assumptions  in  preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

      The Company regularly assesses whether market events and conditions indicate that it is reasonably possible to recover the carrying amounts of its investments in real estate from future operations and sales. A change in those market events and conditions could have a material effect on the carrying amount of its real estate.

     Cash Concentrations of Credit Risk

      The Company's cash is deposited primarily in one financial institution and at times during the year it may exceed
      FDIC insurance limits.
                                -16-

                 AEI INCOME & GROWTH FUND 24 LLC

                  NOTES TO FINANCIAL STATEMENTS

                   DECEMBER 31, 2001 AND 2000

(2)  Summary of Significant Accounting Policies - (Continued)

     Statement of Cash Flows

      For purposes of reporting cash flows, cash and cash equivalents may include cash in checking, cash invested in money market accounts, certificates of deposit, federal agency notes and commercial paper with a term of three months or less.

     Income Taxes

      The income or loss of the Company for federal income tax reporting purposes is includable in the income tax returns of the Members. Accordingly, no recognition has been
      given   to  income  taxes  in  the  accompanying  financial
      statements.

      The tax return, the qualification of the Company as such for tax purposes, and the amount of distributable LLC income or loss are subject to examination by federal and state taxing authorities. If such an examination results in changes with respect to the Company qualification or in changes to distributable LLC income or loss, the taxable income of the members would be adjusted accordingly.

     Real Estate

      The Company's real estate is or will be leased under triple net leases classified as operating leases. The Company recognizes rental revenue on the accrual basis according to the terms of the individual leases. For leases which contain rental increases based on cost of living increases, the increases are recognized in the year in which they are effective.

      Real estate is recorded at the lower of cost or estimated net realizable value. The Company compares the carrying amount of its properties to the estimated future cash flows expected to result from the property and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the property, the Company recognizes an impairment loss by the amount by which the carrying amount of the property exceeds the fair value of the property.

      The  Company has capitalized as Investments in Real  Estate certain  costs  incurred in the review and  acquisition  of
      the  properties.   The costs were allocated  to  the  land,
      buildings and equipment.

      The  building and equipment of the Company are  depreciated using  the  straight-line  method for  financial  reporting purposes based on estimated useful lives of 25 years and  5 years, respectively.
                                -17-

                 AEI INCOME & GROWTH FUND 24 LLC

                  NOTES TO FINANCIAL STATEMENTS

                   DECEMBER 31, 2001 AND 2000

(2)  Summary of Significant Accounting Policies - (Continued)

     Newly Issued Pronouncements

      The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (SFAS 143) and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 143 will be applicable to the Company in the year ended December 31, 2003. SFAS 144 will be applicable to the Company in the year ended December 31, 2002. Management is currently evaluating the impact of SFAS 143 and SFAS 144 on its financial statements.

(3)  Related Party Transactions -

     On November 1, 2001, the Company purchased a Children's World daycare center in Round Lake Beach, Illinois for $1,748,149. The property was purchased from AEI Fund Management XVII, Inc. (AFMX), an affiliate of the Managing Members. AFMX purchased the property from ARAMARK Educational Resources, Inc., an unrelated third party, on March 30, 2001. The price paid by the Company was equal to the price paid by AFMX plus the expenses incurred to transfer ownership of the property to the Company. During the period the property was owned by AFMX, the property generated net income of $21,525, which was also paid to the Company. There was no other benefit arising out of the transaction to the Managing Members or their affiliates apart from compensation otherwise permitted by the Operating Agreement.

     AEI, AFM and AEI Securities, Inc. (ASI) received the following compensation and reimbursements for costs and expenses from the Company:

                                      Total Incurred by the Company
                                      for the Year Ended December 31

                                                      2001
a.AEI and AFM are reimbursed for all costs
  incurred in connection with managing the
  Company's operations, maintaining the
  Company's books and communicating
  the results of operations to the Limited
  Members.                                          $ 21,365
                                                     ========
b.AEI and AFM are reimbursed for all direct
  expenses they have paid on the Company's
  behalf to third parties relating to LLC
  administration and property management.
  These expenses included printing costs, legal
  and filing fees, direct administrative costs,
  outside audit and accounting costs, taxes,
  insurance and other property costs.               $    722
                                                     ========

                 AEI INCOME & GROWTH FUND 24 LLC

                  NOTES TO FINANCIAL STATEMENTS

                   DECEMBER 31, 2001 AND 2000


(3)  Related Party Transactions - (Continued)

                                      Total Incurred by the Company
                                      for the Year Ended December 31

                                                        2001
c.AEI is reimbursed for all costs and direct
  expenses incurred by it in acquiring properties
  on behalf of the Company.                         $  5,924
                                                     ========
d.ASI was the underwriter of the Company's offering.
  Robert P. Johnson is the sole stockholder of ASI,
  which is a member of the National Association of
  Securities Dealers, Inc.  ASI received, as
  underwriting commissions 10% for sale of certain subscription Units (a majority of this amount was re-allowed to other participating broker/dealers).
  These costs are treated as a reduction of members'
  capital.                                          $352,215
                                                     ========
e.AEI is reimbursed for all costs incurred in
  connection with managing the Company's
  offering and organization.                        $ 61,599
                                                     ========
f.AEI is reimbursed for all direct expenses it
  has paid on the Company's behalf to third parties
  relating to the offering and organization of
  the Company.  These expenses included printing
  costs, legal and filing fees, direct administrative
  costs, underwriting costs and due diligence fees. $114,509
                                                     ========

     The payable to AEI Fund Management, Inc. represents the balance due for the services described in 3a, b, c, e, and
     f. This balance is non-interest bearing and unsecured and is to be paid in the normal course of business.

(4)  Investments in Real Estate -

     The Company leases its property through a triple net lease, which is classified as an operating lease. Under a triple net lease, the lessee is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses of the property. The initial Lease term is 15 years. The Lease contains renewal options which may extend the Lease term an additional 15 years. The Lease contains rent clauses which entitle the Company to receive additional rent in future years based on stated rent increases.

     The   Company's  property  is  a  commercial,  single-tenant
     building  and was constructed in 2000 and acquired in  2001.
     There   have  been  no  costs  capitalized  as  improvements
     subsequent to the acquisition.

                 AEI INCOME & GROWTH FUND 24 LLC

                  NOTES TO FINANCIAL STATEMENTS

                   DECEMBER 31, 2001 AND 2000

(4)  Investments in Real Estate - (Continued)

     The   cost   of   the   property  and  related   accumulated
     depreciation at December 31, 2001 are as follows:

                                   Building and           Accumulated
Property                  Land      Equipment    Total    Depreciation

Children's World,
 Round Lake Beach, IL   $ 415,230  $1,332,919  $1,748,149  $ 8,886


     On November 1, 2001, the Company purchased a Children's World daycare center in Round Lake Beach, Illinois for $1,748,149. The property is leased to ARAMARK Educational Resources, Inc. under a Lease Agreement with a primary term of 15 years and annual rental payments of $166,535.

     The minimum future rentals on the Lease for years subsequent to December 31, 2001 are as follows:

                       2002           $  166,535
                       2003              166,535
                       2004              166,535
                       2005              166,535
                       2006              166,535
                       Thereafter      1,540,449
                                       ----------
                                      $2,373,124
                                       ==========

     There were no contingent rents recognized in 2001.

                 AEI INCOME & GROWTH FUND 24 LLC

                  NOTES TO FINANCIAL STATEMENTS

                   DECEMBER 31, 2001 AND 2000

(5)  Major Tenants -

     The following schedule presents rent revenue from individual
     tenants,   or  affiliated  groups  of  tenants,   who   each
     contributed more than ten percent of the Company's total rent revenue for the year ended December 31:

                                                    2001
      Tenants               Industry

     ARAMARK Educational
        Resources, Inc.    Child Care            $  27,756
                                                  ---------

     Aggregate rent revenue of major tenants     $  27,756
                                                  =========

     Aggregate rent revenue of major tenants as
     a percentage of total rent revenue                100%
                                                  =========

(6)  Miscellaneous Income -

     The Company purchased a Children's World daycare center in Round Lake Beach, Illinois from an affiliate of the Managing Members. During the period the property was owned by the affiliate, the property generated net income of $21,525. Pursuant to the Operating Agreement, this amount was paid to the Company and is shown as Miscellaneous Income on the Income Statement.

(7)  Members' Capital -

     Cash distributions of $474 were made to the Managing Members and $15,339 were made to the Limited Members for the year ended December 31, 2001. The Limited Members' distributions represent $7.08 per LLC Unit outstanding using 2,165 weighted average Units in 2001. The distributions represent Net Income.

     Beginning in September, 2004, the Company may acquire Units from Limited Members who have tendered their Units to the Company. Such Units may be acquired at a discount. The Company will not be obligated to purchase in any year any number of Units that, when aggregated with all other transfers of Units that have occurred since the beginning of the same calendar year (excluding Permitted Transfers as defined in the Operating Agreement), would exceed 2% of the total number of Units outstanding on January 1 of such year. In no event shall the Company be obligated to purchase Units if, in the sole discretion of the Managing Members, such purchase would impair the capital or operation of the Company.
                                -21-

                 AEI INCOME & GROWTH FUND 24 LLC

                  NOTES TO FINANCIAL STATEMENTS

                   DECEMBER 31, 2001 AND 2000

(8)  Income Taxes -

     The   following  is  a  reconciliation  of  net  income  for
     financial reporting purposes to income reported for federal income tax purposes for the year ended December 31:

                                                        2001

     Net Income for Financial
      Reporting Purposes                             $  19,040

     Depreciation for Tax Purposes
      Under Depreciation for Financial
      Reporting Purposes                                 4,625

     Capitalized Start-Up Costs
      Under Section 195                                  8,698

     Amortization of Start-Up and
      Organization Costs                                  (490)
                                                      ----------

           Taxable Income to Members                 $  31,873
                                                      ==========

                                -22-


                 AEI INCOME & GROWTH FUND 24 LLC

                  NOTES TO FINANCIAL STATEMENTS

                   DECEMBER 31, 2001 AND 2000

(8)  Income Taxes - (Continued)

     The following is a reconciliation of Members' Equity for financial reporting purposes to Members' Equity reported for federal income tax purposes for the year ended December 31:

                                                        2001

     Members' Equity for
      Financial Reporting Purposes                   $2,998,058

     Depreciation for Tax Purposes
      Under Depreciation for Financial
      Reporting Purposes                                  4,625

     Capitalized Start-Up Costs
      Under Section 195                                   8,698

     Amortization of Start-Up and
      Organization Costs                                   (490)

     Organization and Syndication Costs
      Treated as Reduction of Capital
      for Financial Reporting Purposes                  528,133
                                                      ----------

           Members' Equity for
              Tax Reporting Purposes                 $3,539,024
                                                      ==========

(9)  Fair Value of Financial Instruments -

     The estimated fair values of the financial instruments, none of which are held for trading purposes, are as follows at December 31:

                                    2001                   2000
                           Carrying      Fair      Carrying      Fair
                            Amount       Value      Amount      Value

     Money  Market Funds  $1,358,780  $1,358,780   $  1,000    $ 1,000
                           ----------  ----------   --------    -------
     Total Cash and
       Cash Equivalents   $1,358,780  $1,358,780   $  1,000    $ 1,000
                           ==========  ==========   ========    =======

                 AEI INCOME & GROWTH FUND 24 LLC

                          BALANCE SHEET

              MARCH 31, 2002 AND DECEMBER 31, 2001

                           (Unaudited)

                             ASSETS

                                                    2002           2001

CURRENT ASSETS:
  Cash and Cash Equivalents                     $ 4,282,052    $ 1,358,780

INVESTMENTS IN REAL ESTATE:
  Land                                              415,230        415,230
  Building and Equipment                          1,332,919      1,332,919
  Accumulated Depreciation                          (22,215)        (8,886)
                                                 -----------    -----------
      Net Investments in Real Estate              1,725,934      1,739,263
                                                 -----------    -----------
          Total Assets                          $ 6,007,986    $ 3,098,043
                                                 ===========    ===========


                       LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
  Payable to AEI Fund Management, Inc.          $   131,656    $    84,172
  Distributions Payable                              54,335         15,813
                                                 -----------    -----------
      Total Current Liabilities                     185,991         99,985
                                                 -----------    -----------
MEMBERS' EQUITY (DEFICIT):
  Managing Members' Equity                             (620)         1,037
  Limited Members' Equity, $1,000 Unit Value;
    50,000 Units authorized; 6,912 and 3,522
    Units issued and outstanding in 2002 and
    2001, respectively                            5,822,615      2,997,021
                                                 -----------    -----------
      Total Members' Equity                       5,821,995      2,998,058
                                                 -----------    -----------
        Total Liabilities and Members' Equity   $ 6,007,986    $ 3,098,043
                                                 ===========    ===========

 The accompanying Notes to Financial Statements are an integral part of this statement.
                                -24-

                 AEI INCOME & GROWTH FUND 24 LLC

                     STATEMENT OF OPERATIONS

                 FOR THE PERIODS ENDED MARCH 31

                           (Unaudited)

                                                    2002           2001

INCOME:
   Rent                                         $    41,634    $         0
   Investment Income                                  9,523              0
                                                 -----------    -----------
        Total Income                                 51,157              0
                                                 -----------    -----------

EXPENSES:
   LLC Administration - Affiliates                   37,102              0
   LLC Administration and Property
      Management - Unrelated Parties                  3,418              0
   Depreciation                                      13,329              0
                                                 -----------    -----------
        Total Expenses                               53,849              0
                                                 -----------    -----------

NET  LOSS                                       $    (2,692)   $         0
                                                 ===========    ===========

NET LOSS ALLOCATED:
   Managing Members                             $       (27)   $         0
   Limited Members                                   (2,665)             0
                                                 -----------    -----------
                                                $    (2,692)   $         0
                                                 ===========    ===========

NET LOSS PER LLC UNIT
   (4,960 weighted average Units
    outstanding in 2002)                        $      (.54)   $         0
                                                 ===========    ===========


 The accompanying Notes to Financial Statements are an integral part of this statement.
                                -25-

                 AEI INCOME & GROWTH FUND 24 LLC

                     STATEMENT OF CASH FLOWS

                 FOR THE PERIODS ENDED MARCH 31

                           (Unaudited)


                                                       2002           2001

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Loss                                       $    (2,692)    $         0

   Adjustments To Reconcile Net Income
   To Net Cash Provided By Operating Activities:
     Depreciation                                      13,329               0
     Increase in Payable to
        AEI Fund Management, Inc.                      47,484               0
                                                   -----------     -----------
             Total Adjustments                         60,813               0
                                                   -----------     -----------
        Net Cash Provided By
        Operating Activities                           58,121               0
                                                   -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Capital  Contributions from Limited Members      3,389,369               0
   Organization and Syndication Costs                (508,405)              0
   Increase in Distributions Payable                   38,522               0
   Distributions to Members                           (54,335)              0
                                                   -----------     -----------
        Net Cash Provided By
        Financing Activities                        2,865,151               0
                                                   -----------     -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS           2,923,272               0

CASH AND CASH EQUIVALENTS, beginning of period      1,358,780           1,000
                                                   -----------     -----------
CASH AND CASH EQUIVALENTS, end of period          $ 4,282,052     $     1,000
                                                   ===========     ===========


 The accompanying Notes to Financial Statements are an integral part of this statement.
                                -26-

                 AEI INCOME & GROWTH FUND 24 LLC

             STATEMENT OF CHANGES IN MEMBERS' EQUITY

                 FOR THE PERIODS ENDED MARCH 31

                           (Unaudited)


                                                                    Limited
                                                                     Member
                             Managing     Limited                    Units
                             Members      Members       Total     Outstanding


BALANCE, December 31, 2000  $  1,000   $        0    $    1,000            0

  Net Income                       0            0             0
                             --------   ----------    ----------   ----------
BALANCE, March 31, 2001     $  1,000   $        0    $    1,000            0
                             ========   ==========    ==========   ==========

BALANCE, December 31, 2001  $  1,037   $2,997,021    $2,998,058     3,522.15

  Capital Contributions            0    3,389,369     3,389,369     3,389.37

  Organization and
   Syndication Costs               0     (508,405)     (508,405)

  Distributions               (1,630)     (52,705)      (54,335)

  Net Loss                       (27)      (2,665)       (2,692)
                             --------   ----------   -----------   ----------
BALANCE, March 31, 2002     $   (620)  $5,822,615   $ 5,821,995     6,911.52
                             ========   ==========   ===========   ==========


 The accompanying Notes to Financial Statements are an integral part of this statement.
                                -27-

                 AEI INCOME & GROWTH FUND 24 LLC

                  NOTES TO FINANCIAL STATEMENTS

                         MARCH 31, 2002

                           (Unaudited)

(1) The condensed statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results of operations for the interim period, on a basis consistent with the annual audited statements. The adjustments made to these condensed statements consist only of normal recurring adjustments. Certain information, accounting policies, and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed financial statements be read in conjunction with the financial statements and the summary of significant accounting policies and notes thereto included in the Company's latest annual report on Form 10-KSB.

(2)  Organization -

     AEI Income & Growth Fund 24 LLC (the Company), a Limited Liability Company, was formed on December 7, 2000 to acquire and lease commercial properties to operating tenants. The Company's operations are managed by AEI Fund Management XXI, Inc. (AFM), the Managing Member. Robert P. Johnson, the President and sole shareholder of AFM, serves as the Special Managing Member and an affiliate of AFM, AEI Fund Management, Inc., performs the administrative and operating functions for the Company.

     The terms of the offering call for a subscription price of $1,000 per LLC Unit, payable on acceptance of the offer. Under the terms of the Operating Agreement, 50,000 LLC Units are available for subscription which, if fully subscribed, will result in contributed Limited Members' capital of $50,000,000. The Company commenced operations on October 31, 2001 when minimum subscriptions of 1,500 LLC Units ($1,500,000) were accepted. At March 31, 2002, 6,911.523
     Units ($6,911,523) were subscribed and accepted by the Company. The Managing Members have contributed capital of $1,000. The Company shall continue until December 31, 2051, unless dissolved, terminated and liquidated prior to that date.

     During the operations, any Net Cash Flow, as defined, which the Managing Members determine to distribute will be distributed 97% to the Limited Members and 3% to the Managing Members. Distributions to Limited Members will be made pro rata by Units.

     Any Net Proceeds of Sale, as defined, from the sale or financing of properties which the Managing Members determine to distribute will, after provisions for debts and reserves, be paid in the following manner: (i) first, 99% to the Limited Members and 1% to the Managing Members until the Limited Members receive an amount equal to: (a) their Adjusted Capital Contribution plus (b) an amount equal to 7% of their Adjusted Capital Contribution per annum, cumulative but not compounded, to the extent not previously distributed from Net Cash Flow; (ii) any remaining balance will be distributed 90% to the Limited Members and 10% to the Managing Members. Distributions to the Limited Members will be made pro rata by Units.
                                -28-

                 AEI INCOME & GROWTH FUND 24 LLC

                  NOTES TO FINANCIAL STATEMENTS

                         MARCH 31, 2002
                           (Continued)

(2)  Organization - (Continued)

     For tax purposes, profits from operations, other than profits attributable to the sale, exchange, financing, refinancing or other disposition of the Company's property, will be allocated 97% to the Limited Members and 3% to the Managing Members. Net losses from operations will be allocated 99% to the Limited Members and 1% to the Managing Members.

     For tax purposes, profits arising from the sale, financing, or other disposition of property will be allocated in accordance with the Operating Agreement as follows: (i) first, to those Members with deficit balances in their capital accounts in an amount equal to the sum of such deficit balances; (ii) second, 99% to the Limited Members and 1% to the Managing Members until the aggregate balance in the Limited Members' capital accounts equals the sum of the Limited Members' Adjusted Capital Contributions plus an amount equal to 7% of their Adjusted Capital Contributions per annum, cumulative but not compounded, to the extent not previously allocated; (iii) third, the balance of any remaining gain will then be allocated 90% to the Limited Members and 10% to the Managing Members. Losses will be allocated 99% to the Limited Members and 1% to the Managing Members.

     The Managing Members are not required to currently fund a deficit capital balance. Upon liquidation of the Company or withdrawal by a Managing Member, the Managing Members will contribute to the Company an amount equal to the lesser of the deficit balances in their capital accounts or 1.01% of the total capital contributions of the Limited Members over the amount previously contributed by the Managing Members.

(3)  Investments in Real Estate -

     On November 1, 2001, the Company purchased a Children's World daycare center in Round Lake Beach, Illinois for $1,748,149. The property is leased to ARAMARK Educational Resources, Inc. under a Lease Agreement with a primary term of 15 years and annual rental payments of $166,535.

     The property was purchased from AEI Fund Management XVII, Inc. (AFMX), an affiliate of the Managing Members. AFMX purchased the property from ARAMARK Educational Resources, Inc., an unrelated third party, on March 30, 2001. The price paid by the Company was equal to the price paid by AFMX plus the expenses incurred to transfer ownership of the property to the Company. There was no other benefit arising out of the transaction to the Managing Members or their affiliates apart from compensation otherwise permitted by the Operating Agreement.

     On April 8, 2002, the Company purchased a parcel of land in Houston, Texas for $1,211,500. The land is leased to Champps Entertainment of Texas, Inc. (Champps) under a Lease Agreement with a primary term of 20 years and annual rental payments of $121,150. Simultaneously with the purchase of land, the Company entered into a Development Financing Agreement under which the Company will advance funds to Champps for the construction of a Champps Americana restaurant on the site. The Company is charging interest on the advances at a rate of 10%. The total purchase price, including the cost of the land, will be approximately $3,500,000. After the construction is complete, the Lease Agreement will be amended to require annual rental payments of approximately $350,000.
                                -29-

                 AEI INCOME & GROWTH FUND 24 LLC

                  NOTES TO FINANCIAL STATEMENTS

                         MARCH 31, 2002
                           (Continued)

(3)  Investments in Real Estate - (Continued)

     In April, 2002, the Company entered into an agreement to purchase a Texas Roadhouse restaurant in Kenosha, Wisconsin. The purchase price will be approximately $1,960,000. The property will be leased to Texas Roadhouse Holdings LLC under a Lease Agreement with a primary term of 15 years and annual rental payments of approximately $200,000.

     In April, 2002, the Company entered into an agreement to purchase a Children's World daycare center in Tinley Park, Illinois. The purchase price will be approximately
     $1,883,000. The property will be leased to ARAMARK Educational Resources, Inc. under a Lease Agreement with a primary term of 15 years and annual rental payments of approximately $178,000.

     As of March 31, 2002, the Company's commitments to acquire properties exceeded funds available from current subscription proceeds. The Company anticipates future subscription proceeds will be adequate to fund the final acquisition of these commitments.

(4)  Payable to AEI Fund Management, Inc. -

     AEI  Fund  Management, Inc. performs the administrative  and operating functions for the Company. The payable to AEI Fund Management represents the balance due for those services. This balance is non-interest bearing and unsecured and is to be paid in the normal course of business.
                                -30-







                 REPORT OF INDEPENDENT AUDITORS






Board of Directors
AEI Fund Management XXI, Inc.
Saint Paul, Minnesota



      We have audited the accompanying balance sheet of AEI Fund Management XXI, Inc. as of December 31, 2001 and December 31, 2000. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audits.

       We  conducted  our  audits  in  accordance  with  auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits of the balance sheet provide a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of AEI Fund Management XXI, Inc. as of December 31, 2001 and December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.








Minneapolis, Minnesota     /s/ BOULAY, HEUTMAKER, ZIBELL & CO. P.L.L.P.
February  25, 2002             Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                               Certified Public Accountants

                  AEI FUND MANAGEMENT XXI, INC.

                          BALANCE SHEET



                             ASSETS

                                           December 31,    December 31,
                                               2001           2000

CURRENT ASSETS:
   Cash and Cash Equivalents               $ 105,467       $  64,677
   Partnership Distributions Receivable       11,805          11,134
   Receivable from AEI Fund Management, Inc.   1,736             215
                                            ---------       ---------
        Total Current Assets                 119,008          76,026
                                            ---------       ---------
NONCURRENT ASSETS:
   Real Estate Investments                    26,020               0
                                            ---------       ---------
        Total Assets                       $ 145,028       $  76,026
                                            =========       =========



              LIABILITIES AND STOCKHOLDER'S EQUITY


NONCURRENT LIABILITIES:
   Deficit in Real Estate Investments      $   9,266       $  33,787

STOCKHOLDER'S EQUITY:
   Common Stock, Par Value $.01 Per Share,
     1,000 Shares Issued                          10              10
   Additional Paid-in Capital                    990             990
   Retained Earnings                         134,762          41,239
                                            ---------       ---------
        Total Stockholder's Equity           135,762          42,239
                                            ---------       ---------

             Total Liabilities and
                 Stockholder's Equity      $ 145,028       $  76,026
                                            =========       =========


 The accompanying notes to Balance Sheet are an integral part of this statement.

                                -32-

                      AEI FUND MANAGEMENT XXI, INC.

                         NOTES TO BALANCE SHEET

                       DECEMBER 31, 2001 AND 2000

(1)  Summary of Organization and Significant Accounting Policies -

   Organization

     AEI Fund Management XXI, Inc. (Company) is the Managing General Partner of AEI Income & Growth Fund XXI Limited Partnership (Fund
     XXI),  and  AEI Income & Growth Fund XXII Limited Partnership  (Fund
     XXII). The Company is the Managing Member of AEI Income & Growth Fund 23 LLC (Fund 23) and AEI Income & Growth Fund 24 LLC (Fund 24), which was formed in December, 2000. At December 31, 2001 and 2000, the Company owned 22 Limited Partnership Units of Fund XXII. Investors in Fund XXI, Fund XXII, Fund 23 and Fund 24 have no interest in the assets or operations of the Company.

   Financial Statement Presentation

     The Company accounts for its real estate investments under the equity method of accounting. The Company's major source of revenue is its share of distributions allocated under the terms of the
     Limited Partnership or Limited Liability Company Agreements. The combined assets, revenues and net income for the above referenced entities was $45,108,173, $4,216,795 and $3,795,050 for 2001 and
     $40,028,265,  $3,528,164  and $2,604,620 for  2000.   The  Company's
     share of income (loss) ranges from 1% to 2%. At December 31, 2001 and December 31, 2000, the Company had accumulated deficits of $9,266 and $33,787, respectively. The Company would be responsible to fund a deficiency in its capital account, as defined by agreement, if the real estate investment terminates.

   Accounting Estimates

     Management uses estimates and assumptions in preparing this balance sheet in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets, liabilities and stockholder's equity. Actual results could differ from those estimates.

   Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

   Cash Concentrations of Credit Risk

     The Partnership's cash is deposited primarily in one financial institution and at times during the year it may exceed FDIC insurance limits.

(2)  Receivable from AEI Fund Management, Inc. -

     AEI Fund Management, Inc. performs the administrative and operating functions of the Company. The receivable from AEI Fund Management, Inc. represents the balance due for those services. The balance is non-interest bearing and unsecured and is to be paid in the normal course of business.

(3)  Income Taxes -

     The Company elected S-Corporation status. As a result, the income of the Company for Federal and State income tax reporting purposes is includable in the income tax return of the sole stockholder. Accordingly, there is no provision for income taxes.


                                -33-